Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Fourth Quarter and Full Year 2020 Financial Results

SAN DIEGO, Feb. 25, 2021 -- Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing long-acting therapeutics designed to transform the standard of care for patients facing serious fungal or viral infections, today reported financial results for the three months and full year ended December 31, 2020 and provided an update on its corporate activities and product pipeline.

“We are pleased with our progress across our rezafungin Phase 3 trials and Cloudbreak platforms despite the pandemic-related challenges imposed during the course of 2020. We continue to expect top-line data from the ongoing ReSTORE trial by the end of 2021,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Cidara. “In addition, we were thrilled to recently announce the appointment of talented Board members and senior executives to our team, demonstrating the excitement of our early- and late-stage development programs.”

Recent Corporate Highlights

•Named San Diego Metro Area Top Workplace: In November 2020, Cidara was named a Top Workplace by The San Diego Union-Tribune for the fourth consecutive year, ranking among the top 20 small companies.

•Presented new clinical data for rezafungin at ESICM LIVES 2020: In November 2020, Cidara presented three posters highlighting analyses from the completed Phase 2 STRIVE trial of rezafungin for treatment of candidemia and/or invasive candidiasis at European Society of Intensive Care Medicine (ESICM) LIVES 2020.

•Presented preclinical data for Cloudbreak influenza AVCs at ESWI Conference: In December 2020, Cidara announced a keynote lecture, oral presentation, and two posters at the 7th European Scientific Working Group on Influenza (ESWI) Influenza Conference.

•Strengthened management team through key hire: In December 2020, Cidara announced the appointment of biotech industry veteran Christopher Kurtz as Executive Vice President of Technical Operations.

•Participated in two investor conferences: Cidara recently participated in the Stifel 2020 Virtual Health Conference and the 3rd Annual Evercore ISI HealthCONx Conference.

•Added two new Board members: In January 2021, internationally-renowned molecular biologist Bonnie Bassler, Ph.D. and seasoned life science executive Carin Canale-Theakston were appointed to Cidara’s Board of Directors.

Fourth Quarter and Full Year 2020 Financial Results

•Revenue totaled $3.7 million and $12.1 million for the three months and full year ended December 31, 2020, compared with $1.8 million and $20.9 million for the same periods of 2019.

•Cash, cash equivalents and restricted cash totaled $42.9 million as of December 31, 2020, compared with $60.3 million as of December 31, 2019.

•As of December 31, 2020, Cidara had 44,876,408 shares of common stock outstanding, and 1,044,278 shares of Series X convertible preferred stock outstanding, which are convertible into 10,442,780 shares of common stock.

•Research and development expenses were $21.1 million and $68.0 million for the three months and full year ended December 31, 2020, respectively, compared to $11.5 million and $46.4 million for the same periods in 2019. The increase in research and development expenses is primarily due to higher expenses associated with Rezafungin clinical trials and increased expense associated with the Cloudbreak antiviral platform and higher personnel costs.

•General and administrative expenses were $4.1 million and $15.9 million for the three months and full year ended December 31, 2020, respectively, compared to $4.4 million and $16.2 million for the same periods in 2019. The decrease in general and administrative expenses is primarily due to lower commercial planning expenses.

•Net loss for the three months ended December 31, 2020 was $21.6 million, compared to a net loss of $14.0 million for the fourth quarter of 2019. Net loss for the full year ended December 31, 2020 was $72.1 million, compared to a net loss of $41.1 million for the year ended December 31, 2019.

About Cidara Therapeutics
Cidara is developing long-acting therapeutics designed to transform the standard of care for patients facing serious fungal or viral infections. The Company’s portfolio is comprised of its lead antifungal candidate, rezafungin, in addition to antiviral conjugates (AVCs) for the prevention and treatment of influenza and other viral diseases from Cidara’s proprietary Cloudbreak® antiviral platform. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to the expected timing of top-line data from Cidara's ongoing ReSTORE trial. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s clinical trials, impacts of the COVID-19 pandemic on patient enrollment or other obstacles to the development of rezafungin and advancement of Cidara’s other development programs. These and other risks are identified under the caption “Risk Factors” in Cidara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Karen O’Shea, Ph.D.
LifeSci Communications
(929) 469-3860
koshea@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(In thousands, except share and per share data)	2020	2019	2020	2019
Revenues:	(unaudited)
Collaboration revenue	$3,729	$1,815	$12,067	$20,915
Total revenues	3,729	1,815	12,067	20,915
Operating expenses:
Research and development	21,129	11,490	68,017	46,401
General and administrative	4,148	4,405	15,899	16,238
Total operating expenses	25,277	15,895	83,916	62,639
Loss from operations	(21,548)	(14,080)	(71,849)	(41,724)
Other income (expense):
Change in fair value of contingent forward purchase obligation	—	—	—	411
Interest income (expense), net	(86)	57	(262)	221
Total other income (expense)	(86)	57	(262)	632
Net loss	$(21,634)	$(14,023)	$(72,111)	$(41,092)
Recognition of beneficial conversion feature	—	—	(2,762)	—
Net loss attributable to common shareholders	$(21,634)	$(14,023)	$(74,873)	$(41,092)
Basic and diluted net loss per common share	$(0.49)	$(0.41)	$(1.80)	$(1.37)
Shares used to compute basic and diluted net loss per common share	44,153,016	34,235,516	41,557,350	29,934,809

Condensed Consolidated Balance Sheet Data

	December 31,
	2020	2019
(In thousands)
Cash, cash equivalents, and restricted cash	$42,949	$60,268
Total assets	60,424	68,976
Term loan	7,023	9,965
Total liabilities	49,709	31,141
Total stockholders' equity	10,715	37,835